SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]	Preliminary Consent Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Consent Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

The Wet Seal, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Spotlight Fund, L.P.
Clinton Spotlight Master Fund, L.P.
Clinton Magnolia Master Fund, Ltd.
Clinton Retail Opportunity Partnership, L.P.
Clinton Special Opportunities Master Fund, Ltd.
Clinton Group, Inc.
George E. Hall
Raphael Benaroya
Dorrit M. Bern
Lynda J. Davey
Mindy C. Meads
John S. Mills

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

Clinton Spotlight Fund, L.P.
c/o Clinton Group, Inc.
9 West 57th Street
New York, New York 10019

September 17, 2012

To Our Fellow Stockholders of The Wet Seal, Inc.:

We write on behalf of Clinton Spotlight Fund, L.P. and its affiliates (“Clinton”), which collectively own approximately 6,179,606 shares of Class A common stock of The Wet Seal, Inc., or approximately 6.86% of the outstanding shares.

We are writing to encourage you to consent to the proposals we have placed before you to replace most of the existing Board of Direrctors. It is clear to us that realizing the potential of Wet Seal and maximizing the value of its common stock require a new Board.

The record of disappointing results, strategy and management shifts and a lagging stock price are well known. Wet Seal has produced negative same-store sales in more than 70% of the last 60 months. The current Board has presided over three Chief Executive Officers and as many Chief Merchants in that same period, each time embracing the executive with enthusiasm at first and then apologizing for the disappointing performance later.  eCommerce sales have fallen. More than half the Company's market capitalization is sitting in cash on the Company's balance sheet.  The stock is down 43% in the last year and down by more than 24% in the last three years (each measured through the date we announced our intention to seek consent to replace the Board). During these same periods, an index of the Company’s competitors (as defined by the Company in its annual report)1 has performed much better: up 30% and 31% in the one-year and three-year period, respectively.

It does not have to be this way. The Company has a solid brand and an attractive real estate portfolio.  It is in a strong market selling "fast fashion" at good prices to an attractive demographic.

Despite these advantages, stockholders should not reasonably expect any improvement in financial performance if they allow the same Board to continue to manage the Company. The current directors have an average tenure of seven years and have, undoubtedly, been trying to create value for stockholders for years.  They have, however, failed us.

We believe – and we mean no disrespect by this – that the current Board simply does not have the skills set and experience required to expertly manage the strategy of the Company or to reliably hire talented managers. The members of the Board that we seek to remove are a hedge fund manager (whose fund owns no stock in Wet Seal), a Canadian corporate lawyer (NB: the Company has no stores in Canada), a former independent film executive who now manages some investment funds (none of which, as best we can tell, own any stock in Wet Seal) and a consultant that “advises financial and investment groups” and who used to be a division head at a department store company. To recite their current positions and biographies is to demonstrate the wide gap that separates the Company’s needs and the Board’s expertise.

We are convinced that if the stockholders were sitting around a table and describing the sort of individuals that could, as Wet Seal board members, skillfully protect and grow our investments, we would not sketch a picture that resembles the current Board. We should not let inertia, path dependency or promises of impending, dramatic improvements lead us to accept a Board we would not voluntarily choose. Instead, we should put in place a Board that has the necessary experience, insight and skills to lead the Company successfully.

1  Such competitors include Abercrombie & Fitch, Aeropostale, American Eagle Outfitters, bebe stores, The Gap, Guess?, Nordstrom, Pacific Sunwear of California, Target and Urban Outfitters.

The individuals that we have nominated for your consideration are precisely that. They are all independent of our firm – there is no prior or existing business or financial relationship between us other than with respect to their status as nominees – and capable of helping to lead the Company out of its ugly pattern of under-performance. Three of our five nominees have served as the Chief Executive Officer of public companies that are specialty retailers. The fourth was a Chief Operating Officer of such a firm. And the fifth is an accomplished investment banker with decades of experience advising companies like Wet Seal on capital structure and strategic alternatives. These five new directors, plus Mr. Reiss (whose continuing service as a director we commend), can help the Company improve its operations and balance sheet efficiency. They certainly know the right questions to ask, the strategic options to consider, the drivers of success to manage, the leaders in the industry to recruit, the metrics to watch, the competitors to track and the levers to pull. (We encourage you to read our full consent solicitation statement, which includes complete biographies of these professionals.)

That being said, the most important task facing the Company is the hiring of a new Chief Executive Officer. If we leave our fate in the hands of a hedge fund manager, a Canadian corporate lawyer, an independent film executive and a consultant, how much confidence can we have that this time – unlike the past – the person they hire will get the Company on the right track? We believe that the individuals we have proposed as directors have a greater likelihood of recognizing and recruiting a talented leader. With deep professional networks and decades of experience in specialty retailing, our nominees are simply better equipped to recruit and hire a great Chief Executive. And, of course, a talented Chief Executive will want knowledgeable directors that can serve as a sounding board and as mentors. Moreover, we are concerned that a rising star in the specialty retailing business would simply not put her or his career in the hands of the existing Board, given its lack of expertise and the treatment afforded the Company’s last Chief Executive. (In fact, we are aware of two experienced individuals who have been approached about the Chief Executive role but who have declined to even interview unless the Board is changed.) As stockholders, we cannot afford to carry the current Board on our back: we must instead have a Board that provides us with a real advantage in recruiting the best possible person for this critical job. And, we certainly should not risk that the current directors will again select the wrong leader, saddling the stockholders with the costs of a sign-on bonus and yet another severance package.

It is time for the current Board to be held accountable for the Company’s under-performance. We cannot help but note that while stockholders have suffered, the Board has done quite well. In fact, the current Board has received more than $16 million in compensation over their tenure at the Company.2 Just last month, the directors awarded themselves “supplemental” pay – stock valued at nearly twice the average quarterly net income the Company has generated over the last six quarters. And while they preach patience to the stockholders, the directors have been unwavering about selling stock at almost every turn: of the 3.1 million vested shares the directors have granted themselves, they have sold more than 1.8 million shares, at an average price of more than $5 per share.

For the rest of you – those who bought stock with cash and still hold it, like us – we hope you will join us in earnestly trying to improve the Company. Being patient and passive, while the current Board sells stock, has not worked so far. Please support the proposals we have put before you to remove four of the five current directors and to replace them, and fill the one open Board seat, with independent professionals that possess the right skills to protect our investments and guide the Company to long-term growth or an eventual sale.

If you agree with us, please sign, date and return the white consent card. You should have received that ballot by mail, email or in your electronic proxy voting system. If and as soon as we receive the consent of a majority of the outstanding stock (assuming we do so prior to the deadline under Delaware law), these proposals will be effective. So, please do not delay. Collectively, we can change the Board and we can do so right now.

2  Calculated as the sum of the cash compensation received, plus the value of shares granted and still owned (at a per share price of $3.13, the closing price on September 14, 2012), plus the proceeds received by the directors in their stock sales as reported on SEC Form 4.

If you have any questions or require any assistance in executing your consent, please contact Okapi Partners LLC at 437 Madison Avenue, 28th Floor, New York, New York 10022 or (212) 297-0720 or Toll-Free (877) 259-6290.

    Thank you for your consideration,

    Joseph A. DePerio
    Senior Portfolio Manager

    Gregory P. Taxin
    Managing Director

CLINTON GROUP, INC., CLINTON SPOTLIGHT FUND, L.P., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD. AND GEORGE E. HALL (COLLECTIVELY, “CLINTON”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF THE WET SEAL, INC. IN CONNECTION WITH CLINTON’S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF THE WET SEAL, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY CLINTON, RAPHAEL BENAROYA, DORRIT M. BERN, LYNDA J. DAVEY, MINDY C. MEADS AND JOHN S. MILLS (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE WET SEAL, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS HAS BEEN INCLUDED IN THE DEFINITIVE CONSENT STATEMENT FILED ON SEPTEMBER 10, 2012 BY CLINTON WITH THE SEC. THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE WET SEAL, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE AT HTTP://WWW.MYPROXYONLINE.COM/WETSEAL OR UPON REQUEST.